Exhibit 5.1

800 CAPITOL STREET, SUITE 2200

HOUSTON, TX 77002-2943

+1.713.354.4900

September 6, 2024

J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

c/o	J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

c/o	Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

As Representatives of the several Underwriters named in Schedule A

CSW Industrials, Inc.

1,100,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to CSW Industrials, Inc., a Delaware corporation (the “Company”), in connection with the purchase and sale by you of an aggregate of 1,100,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Underwriting Agreement, dated September 4, 2024 (the “Underwriting Agreement”), among the Company and each of you. This opinion is furnished to you pursuant to Section 6(f) of the Underwriting Agreement.

In that connection, we have reviewed originals or copies of the following:

(a) The Underwriting Agreement.

AOSHEARMAN.COM

Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

(b) The automatic shelf registration statement on Form S-3ASR (Registration No. 333-281932) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on September 4, 2024 (such registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, hereinafter collectively referred to as the “Registration Statement”).

(c) The base prospectus, dated September 4, 2024, and forming a part of the Registration Statement with respect to the offering from time to time of the securities described therein, which was included as part of the Registration Statement at the time it became effective on September 4, 2024 (the “Base Prospectus”).

(d) The preliminary prospectus supplement relating to the Shares, dated September 4, 2024 (the “Preliminary Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Preliminary Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Preliminary Prospectus”).

(e) The final prospectus supplement relating to the Shares, dated September 4, 2024 (the “Final Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, in the form first filed by the Company pursuant to Rule 424(b) under the Securities Act with the Commission, including the documents incorporated by reference therein, hereinafter collectively referred to as the “Prospectus”).

(f) The pricing information relating to the Shares, dated September 4, 2024, attached as Annex A to the Underwriting Agreement (the “Pricing Information”).

(g) Copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, as amended through the date hereof.

(h) Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

As used herein, the term “General Disclosure Package” means the Preliminary Prospectus, as amended and supplemented by the Pricing Information.

The documents incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus were prepared and filed by the Company without our participation.

In our review of the Underwriting Agreement and other documents, we have assumed:

(a) The genuineness of all signatures.

(b) The authenticity of the originals of the documents submitted to us.

(c) The conformity to authentic originals of any documents submitted to us as copies.

(d) As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and in certificates of public officials and officers of the Company.

(e) That the Underwriting Agreement is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f) That the execution, delivery and performance by the Company of the Underwriting Agreement to which it is a party does not and will not

(i) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(ii) result in any conflict with or breach of any agreement or document binding on it other than the documents specified in Schedule B.

(g) That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the Underwriting Agreement to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and Is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Underwriting Agreement or the transactions governed by the Underwriting Agreement, and for purposes of assumption paragraphs (f) and (g) above and our opinions in paragraphs 1, 2, 3, 4, 5, and 6 below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Underwriting Agreement or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Underwriting Agreement or any of its affiliates due to the specific assets or business of such party or such affiliate.

The Registration Statement became effective under the Securities Act and any required filing of the Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b). On September [9], 2024 at approximately 8:00 a.m., the Commission’s website did not indicate the existence of a stop order suspending the effectiveness of the Registration Statement.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the law of the State of Delaware with corporate power and authority under such law to conduct its business as described in the General Disclosure Package and the Prospectus.

2. The Company (a) has the corporate power to execute, deliver and perform the Underwriting Agreement and (b) has taken all corporate action necessary to authorize the execution, delivery and performance of the Underwriting Agreement.

3. The Shares have been duly authorized by the Company and, when issued and delivered as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to preemptive rights pursuant to the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company.

4. The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

5. The execution and delivery by the Company of the Underwriting Agreement, and the performance by the Company of its obligations thereunder will not, (a) result in a violation of the Company’s certificate of incorporation or by-laws, (b) result in a violation of Generally Applicable Law, or (c) result in a breach of, a default under or the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Company under, or result in or require the creation of any lien upon or security interest in any property of the Company pursuant to the terms of, any agreement or document listed in Schedule B hereto.

6. No authorization, approval or other action by, and no notice to or filing with, any United States federal or New York governmental authority or regulatory body is required for the due execution, delivery or performance by the Company of the Underwriting Agreement, except as have been obtained and are in full force and effect under the Securities Act, and as may be required under the securities or blue sky laws of any jurisdiction in the United States in connection with the offer and sale of the Shares.

7. The Company is not, and after giving pro forma effect to the offering and sale of the Shares and to the application of the proceeds thereof as described in the Prospectus will not be, required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

8. The statements in the General Disclosure Package and the Prospectus under the caption “Description of Capital Stock,” insofar as such statements constitute summaries of certain terms of the Company’s common stock (including the Shares), fairly summarize in all material respects the terms or the documents referred to therein. The description of the U.S. federal income tax consequences set forth in the General Disclosure Package and the Prospectus under the caption “U.S. Federal Income Tax Considerations for Non-U.S. Holders”, insofar as such description constitutes a statement of U.S. federal income tax law or legal conclusions and subject to the limitations and conditions described therein, is accurate in all material respects.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

This opinion letter is being delivered to you in connection with your role as underwriters of the Shares. This opinion letter may not be used, circulated, quoted or relied upon by you for any other purpose, or by anyone else, without our prior written consent.

Very truly yours,

BN/EL/jl/dk

SCHEDULE A

J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc

CJS Securities, Inc.

Comerica Securities, Inc.

Tudor, Pickering, Holt & Co. Securities LLC

Zions Direct, Inc.

Schedule A

SCHEDULE B

Second Amended and Restated Credit Facility Agreement, dated May 18, 2021, by and among CSW Industrials Holdings, LLC, CSW Industrials, Inc., the other Loan Parties party thereto, the other lenders party thereto, and JPMorgan Chase Bank, N.A., individually and in its capacity as the Administrative Agent

Incremental Assumption Agreement No. 1 and Amendment No. 2 to the Second Credit Agreement, by and among the Company, the Borrower, the other loan parties party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and issuing bank, and each other lender and issuing bank party thereto

Schedule A